PROSPECTUS SUPPLEMENT NO. 3 (TO PROSPECTUS DATED February 6, 2009)	Filed pursuant to Rule 424(b)(3) under the Securities Act of 1933 in connection with Registration Statement No. 333-156237

Common Stock

This Prospectus Supplement No. 3 supplements and amends the prospectus dated February 6, 2009 relating to the resale of up to 15,675,000 shares of our common stock by Kingsbridge Capital Limited (“Kingsbridge”).

This prospectus supplement should be read in conjunction with the prospectus dated February 6, 2009, Prospectus Supplement No. 1 dated April 9, 2009 and Prospectus Supplement No. 2 dated May 12, 2009, which is to be delivered with this prospectus supplement. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any supplements or amendments to it.  All references in the prospectus to “this prospectus” are hereby amended to read “this prospectus (as supplemented and amended).”

We are filing this prospectus supplement to reflect a draw down by us pursuant to the Common Stock Purchase Agreement, dated December 12, 2008, between Kingsbridge and ourselves.

The table appearing under the caption “Selling Stockholder” on page 27 of the prospectus is hereby further supplemented and amended by adding the following to the end of footnote (2) to that table, as previously supplemented and amended:

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“On September 14, 2009, we delivered a notice to Kingsbridge to effect a draw down of up to $1,900,000.  The first trading day of the six-day pricing period for this draw down was September 15, 2009.  In connection with this draw down, we issued an aggregate of 1,793,258 shares of our common stock to Kingsbridge at an aggregate purchase price of $1,583,333.  The settlement dates for this draw down were September 18, 2009 and September 23, 2009.”

Investing in our common stock involves significant risks.  See “Risk Factors” beginning on Page 6 of the prospectus, as well as the section entitled “Risk Factors” included in our recent quarterly and annual reports filed with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 24, 2009.